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                                                                  EXHIBIT (a)(7)

                 Form of E-Mail Reminder to Eligible Employees


Dear ____________:

     This notice relates to the offer (the "Offer") from Wyndham International, Inc., a Delaware corporation (the "Company"), to exchange certain outstanding options (the "Options") that were granted under the Second Amendment and Restatement of the Company's 1997 Incentive Plan (the "Plan") for restricted unit awards (the "Restricted Units") that the Company will issue under the Plan. The Offer will expire at ______, Central Standard Time, on ______________, 200_ (the "Expiration Time").

     [THE FOLLOWING PARAGRAPH WILL ONLY BE INCLUDED IN E-MAILS SENT TO ELIGIBLE EMPLOYEES WHO HAVE TENDERED OPTIONS.] The Company has received your Election Form advising it that you wish to participate in the Offer. Please note that you may still withdraw your tendered Options in accordance with the terms of the Offer by delivering a Notice to Withdraw from the Offer at any time before the Expiration Time. This notice does not constitute an acceptance by the Company of your Options for exchange. You will be notified as to whether the Company has accepted all properly tendered Options for exchange after the Expiration Time.

     [THE FOLLOWING PARAGRAPH WILL ONLY BE INCLUDED IN E-MAILS SENT TO ELIGIBLE EMPLOYEES WHO HAVE RETURNED AN ELECTION FORM DECLINING TO TENDER OPTIONS.] The Company has received your Election Form advising it that you are declining to participate in the Offer. Please be advised that you may still decide to participate in the Offer by delivering a new Election Form to Dixie Sweeney, by fax at (413) 683-7709 or by hand delivery, at any time before the Expiration Time.

     [THE FOLLOWING PARAGRAPH WILL ONLY BE INCLUDED IN E-MAILS SENT TO ELIGIBLE EMPLOYEES WHO HAVE TENDERED OPTIONS AND SUBSEQUENTLY WITHDRAWN SUCH OPTIONS.] The Company has received your Notice to Withdraw from the Offer advising it that you wish to withdraw the Options that you previously tendered and not participate in the Offer. Please be advised that you may still decide to participate in the Offer by delivering a new Election Form to Dixie Sweeney, by fax at (413) 683-7709 or by hand delivery, at any time before the Expiration Time.

     [THE FOLLOWING PARAGRAPH WILL ONLY BE INCLUDED IN E-MAILS SENT TO ELIGIBLE EMPLOYEES WHO HAVE NOT RETURNED AN ELECTION FORM.] The Company has not received your Election Form responding to the Offer. Whether you accept the Offer or not, you need to complete and deliver the Election Form to Dixie Sweeney, by fax at (413) 683-7709 or by hand delivery, before the Expiration Time. If the Company has not received your Election Form by the Expiration Time, you will be deemed to have declined the Offer.

     If you have any questions about the Offer, please call Dixie Sweeney at
(214) 863-1081 or send her an e-mail at dsweeney@wyndham.com.